As filed with the Securities and Exchange Commission on October 20, 2004.

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

L.A.M. PHARMACEUTICAL, CORP.

(Exact name of registrant as specified in its charter)

Delaware	52-2278236

(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

800 Sheppard Avenue West, Commercial Unit 1 Toronto, Ontario, Canada	M3H 6B4

(Address of Principal Executive Offices	(Zip Code)

Non-Qualified Stock Option Plan (as amended on March 1, 2004)
Stock Bonus Plan (as amended on March 1, 2004)

(Full Title of Plan)

Joseph T. Slechta
800 Sheppard Avenue West, Commercial Unit 1
Toronto, Ontario, Canada M3H 6B4

(Name and address of agent for service)

(877) 526-7717 or (416) 633-7047

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

David Peck
Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, Florida 33131-1714
Telephone: (305) 374-5600 Facsimile: (305) 374-5095

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price	registration fee
Common Stock Issuable Pursuant to Non-Qualified Stock Option Plan (as amended on March 1, 2004)	3,000,000	$0.17	$510,000	$64.61

Common Stock Issuable Pursuant to Stock Bonus Plan (as amended on March 1, 2004)	7,000,000	$0.17	$1,190,000	$150.77

(1)	This Registration Statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Non-Qualified Stock Option Plan (as amended on March 1, 2004) and the Stock Bonus Plan (as amended on March 1, 2004) (collectively the “Plans”) in the event of stock dividends, stock splits, recapitalizations or other similar transaction effected without the receipt of consideration which results in an increase in the number of L.A.M. Pharmaceutical, Corp.’s outstanding shares of common stock.
(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average bid and asked prices of the Registrant’s per share of common stock on October 18, 2004.

PART I

INFORMATION REQUIRED IN SECTION 10(a) OF THE PROSPECTUS

Item 1. Plan Information.

     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in L.A.M. Pharmaceutical Corp.’s Non-Qualified Stock Option Plan (as amended on March 1, 2004) and Stock Bonus Plan (as amended on March 1, 2004) (collectively the “Plans”) as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note:

     This Registration Statement on Form S-8 is being filed with respect to the Plans for the purpose of registering an additional 3,000,000 shares of common stock authorized for issuance under the Non-Qualified Stock Option Plan (as amended on March 1, 2004) and an additional 7,000,000 shares of common stock authorized for issuance under the Stock Bonus Plan (as amended on March 1, 2004). We previously filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (File No. 333-107796) on December 17, 2003 in order to register shares of common stock issuable under the Stock Bonus Plan, and before that we filed a Registration Statement on Form S-8 (File No. 333-102853) on January 31, 2003 in order to register shares of common stock issuable under both Plans. The contents of such earlier Registration Statements are incorporated herein by reference.

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission by us are incorporated by reference herein:

Commission Filing (File No. 000-30641)	Period Covered or Date of Filing

Annual Report on Form 10-KSB for the year ended December 31, 2003 (filed on March 30, 2004 and amended on October 13, 2004)	Year Ended December 31, 2003

Quarterly Report on Form 10-QSB for the six months ended June 30, 2004 (filed on August 13, 2004 and amended on October 13, 2004)	Six month period ended June 30, 2004

Registration Statement on Form SB-2/A (File No. 333-115126)	October 13, 2004

Description of our common stock, par value $0.001 per share contained in Amendment No. 4 to Registration Statement on Form 10-SB and any amendment or report filed for the purpose of updating such description
September 12, 2000

All subsequent documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended prior to the filing of a post-effective amendment to this Registration Statement, of which this Prospectus is a part, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold
After the date of this Registration Statement

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibits
10.6	Non-Qualified Stock Option Plan (as amended on March 1, 2004) *

10.7	Stock Bonus Plan (as amended on March 1, 2004) *

5.1	Opinion of Counsel *

23.1	Consent of Attorneys (included in Exhibit 5.1) *

23.2	Consent of Accountants *

24.1	Power of Attorney of certain directors and officers of L.A.M. Pharmaceutical Corp. (set forth on the signature page of this Registration Statement)

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of l933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

     Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section l3 or Section l5(d) of the Securities Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section l3(a) or Section l5(d) of the Securities Exchange Act of l934, as amended (the “Exchange Act”) (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section l5(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on the 20th day of October, 2004.

L.A.M. PHARMACEUTICAL, CORP.
By:	/s/ Joseph T. Slechta
Joseph T. Slechta, President, Chief Executive
Officer, Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Joseph T. Slechta his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph T. Slechta Joseph T. Slechta	Director	October 20, 2004

/s/ Peter Rothbart Peter Rothbart	Director	October 20, 2004

/s/ Gary M. Nath Gary M. Nath	Director	October 20, 2004